Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Art Parker
President & Chief Executive Officer	Interim Chief Financial Officer
(704) 708-6600	(704) 708-6600
JIM DEAL APPOINTED TO MEDCATH’S BOARD OF DIRECTORS
          CHARLOTTE, N.C., Aug 10, 2009 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced that James “Jim” Deal has been appointed to its board of directors.
          Deal is an accomplished health care services CEO. Some of his career highlights:
•	Since 2006, he’s led Hospice Compassus of Brentwood, Tenn., co-founding a company that’s become a leading hospice services provider, serving about 2700 patients daily at 53 locations in 15 states.

•	From 2002 to 2006, he served as chairman and CEO of INSPIRIS in Nashville, Tenn., which manages the health care of the frail elderly. Deal transformed the business model of the company and made it profitable.

•	He served as president and CEO of the Center for Diagnostic Imaging in Minneapolis for three years, expanding same store growth and using existing cash flow to triple the number of locations.

•	He spent 15 years as president of Diabetes Treatment Centers of America, helping grow the company into one of the nation’s leading providers of disease and care management services in the country.

•	He’s served as a CEO or executive at several hospitals nationwide.
          Deal has also been on the board of directors for AmSurg Corp. in Nashville since 1992, chairing the audit committee since 1999, and he previously spent three years on the board of the Pediatric Nursing Services of America. He earned a master’s of Public Administration in Health Services Administration from the University of Arizona, and a bachelor’s of business in economics from Western Illinois University.
          “Jim has a proven record of being able to help companies grow, and I’m excited that he will bring that insight to our board of directors,” said Board Chairman John Casey. “He possesses strategic skills, leadership traits and a wealth of operational, financial, and corporate development experience that will be a tremendous benefit.”

          Executive search firm Caldwell Partners assisted MedCath’s Governance and Nominating Committee with the selection.
          MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 755 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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